CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated February 14, 2008 on the financial statements of JNF Portfolios, comprised of the JNF Equity Portfolio, the JNF Balanced Portfolio, the JNF Loomis Sayles Bond Portfolio, and the JNF Money Market Portfolio , each a series of the Northern Lights Variable Trust as of December 31, 2007 and for the period indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Northern Lights Variable Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

April 30, 2008